Exhibit 99.2

The information provided in this Exhibit is presented only in connection with the changes to our operating segment reporting as described in the accompanying Form 8-K.  This information does not reflect events occurring after March 8, 2013, the date we filed our Annual Report on Form 10-K for the year ended December 31, 2012 (the “Original Form 10-K”), and does not modify or update the disclosures therein in any way, other than as described in the Form 8-K and set forth in Exhibits 99.1 through 99.3 attached thereto.  Among other items, this includes forward-looking statements made in the Original Form 10-K which have not been revised to reflect events that occurred or facts that became known to us subsequent to the filing of the Original Form 10-K. Furthermore, as discussed in the accompanying Form 8-K, the Results of Operations for the year ended December 31, 2011 compared to the year ended December 31, 2010 as presented in this revised Management’s Discussion and Analysis of Financial Condition and Results of Operations herein, has not been modified from the Original Form 10-K because we have determined that it is impracticable to provide retrospective segment reporting results for the year ended December 31, 2010 under the new segment structure.  We now measure ourselves significantly differently than when we were a standalone division of the former parent company, which our ability to access relevant operational and financial information at the new segment level for historical periods prior to becoming an independent public company.  You should therefore read this information in conjunction with the Original Form 10-K and our other filings with the Securities and Exchange Commission subsequent to the filing of the Original Form 10-K.

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion of our financial condition in conjunction with our consolidated financial statements and the related notes (included in Exhibit 99.3 in the accompanying Form 8-K).  This discussion contains forward looking statements that involve risks and uncertainties.  For additional information regarding some of these risks and uncertainties that affect our business and the industry in which we operate, please see “Risk Factors” and “Forward-Looking Statements” in the Original Form 10-K.

Overview

Lumos Networks is a fiber-based network service provider in the Mid-Atlantic region with a network of long-haul fiber, metro Ethernet and Ethernet rings located primarily in Virginia and West Virginia, and portions of Pennsylvania, Maryland, Ohio and Kentucky.  We serve carrier, business and residential customers over our fiber network offering data, voice and IP services.  Our principal products and services include metro Ethernet, which provides Ethernet connectivity among multiple locations in the same city or region over our fiber optic network, high-capacity private line and wavelength services, which provide a means to utilize fiber in broadband applications and provide high-capacity bandwidth, IP services and business and residential telephone local and long-distance services.

Our primary objective is to leverage our fiber assets to capture the continued rapid growth in demand for data and mobility services amongst our enterprise and carrier customers in the second and third-tier markets we serve.  Central to our strategy is being first to the regional markets with advanced technology and products that are attractive to regional enterprise customers seeking high quality data and IP services and interconnection to data carriers in the region and to carriers with needs in our markets for transport and fiber to the cell site services.

Our overall strategy is to (i) maximize the value of our 5,800 mile long-haul fiber optic network to expand the sale of data and IP-services to new and existing enterprise and government customers while maintaining a ratio of approximately 70% to 80% on-net traffic; (ii) leverage our fiber network to expand to new fiber to the cell site opportunities; (iii) utilize our fiber footprint and carrier relationships to expand our revenue in transport; (iv) continue to provide high quality customer service and a compelling value proposition; (v) continue to shift incremental resources from the declining legacy voice products into our faster growing and more profitable strategic data products; (vi) use our “edge-out” strategy to expand into new adjacent geographic markets to further leverage our fiber network and growing offering of data services; and (vii) use our success-based investment strategy to improve capital efficiency and expand margins.

Our strategic data segment, which provided approximately 53% of our total revenue in 2012 and represents the main growth opportunity and the key focal point of our strategy, includes our enterprise data, carrier data, fiber to the cell site (“FTTC”) and IP services product lines.  These businesses, in the aggregate, also typically carry higher margins than many of our other product lines.  A majority of our capital expenditures and the focus of our sales force have more recently been and will continue to be dedicated to expanding revenue and profit from our strategic data products.  We believe that a balanced split between enterprise and carrier revenue results in the most effective capital allocation and resulting profitability.

The remaining 47% of our total revenue in 2012 was generated from our legacy voice and access segments.  These businesses, in the aggregate, require limited incremental capital or personnel investment and deliver reasonably predictable cash flows.  It is our belief that revenue from these legacy businesses, in the aggregate, will continue to decline at an annual rate of approximately 15%.  This decline is the expected result of regulatory actions taken to reduce intra-state tariffs, access line loss resulting from residential wireless substitution, technology changes, the effect of current economic conditions on businesses and product replacement by competitive voice service offerings from cable operators in our markets.  Despite the declining revenues, it is expected that the cash flows from these businesses will continue to be a significant contributor to funding the capital expenditures required for our higher growth and higher margin strategic data businesses.

Business Separation and Prior Acquisition

On October 14, 2011,  NTELOS announced a distribution date of October 31, 2011 for the spin-off of all of the issued and outstanding shares of common stock of Lumos Networks, which operated NTELOS’s wireline operations.  Prior to and in connection with the Business Separation, following the market close on October 31, 2011, NTELOS effectuated a 1-for-2 reverse stock split of its shares of common stock.  The spin-off of Lumos Networks was in the form of a tax-free stock distribution to NTELOS’s  stockholders of record as of the close of business on October 24, 2011, the record date.   On October 31, 2011, NTELOS distributed one share of Lumos Networks common stock for every share of NTELOS common stock outstanding, on a post-Reverse Stock Split basis.  We have been publicly traded on NASDAQ under the ticker symbol “LMOS” since November 1, 2011.

Financial data included in this Form 10-K reflects Lumos Networks as a standalone public company.  Revenue includes services sold to the NTELOS wireless segment that was previously eliminated, which amounted to $6.6 million for the period January 1, 2011 through October 31, 2011 and  $7.0 million for the year ended December 31, 2010.  Expenses include items previously unallocated by NTELOS, inclusive of legal and professional fees, equity-based compensation expense and certain expenses related to acquisitions.  These additional expenses for the period January 1, 2011 through October 31, 2011 totaled $2.6 million and for the year ended December 31, 2010 totaled $5.1 million (inclusive of $2.8 million of FiberNet acquisition costs).

On December 1, 2010, we closed on a purchase agreement with One Communications Corp. to acquire its FiberNet business for net cash consideration of approximately $163 million.  The fiber optic network acquired in this transaction covers all of West Virginia and extends into surrounding areas in Ohio, Maryland, Pennsylvania, Virginia and Kentucky, and provided us with further diversity and density in several of our existing markets, particularly in West Virginia.  The former FiberNet business offered retail voice and data services and transport and IP-based services primarily to regional retail and wholesale business customers.

Business Segments

We have historically managed our business with separate products and services in two segments:  Competitive and RLEC.  Beginning in the first quarter of 2013, we restructured our operating segments to more closely align with our product and service offerings, which coincides with the way that our chief operating decision makers measure performance and allocate resources.  We now have three reportable operating segments, consisting of strategic data, legacy voice and access.

Our strategic data segment provided approximately 52.6% and 45.1% of our total revenue for the years ended December 31, 2012 and 2011, respectively.  This segment, which includes our enterprise data, carrier data, fiber to the cell site (“FTTC”) and IP services product groups, represents the main growth opportunity and the key focal point of our strategy.  We market and sell these services primarily to business, educational institutions, healthcare providers, government and carrier customers.  Revenue for our strategic data segment increased 16.3% for the year ended December 31, 2012, as compared to the year ended December 31, 2011.  These businesses, in the aggregate, typically carry higher margins than many of our other product lines.  A majority of our capital expenditures and the focus of our sales force have more recently been and will continue to be dedicated to expanding revenue and profit from our strategic data products.  We believe that a balanced split between enterprise and carrier revenue results in the most effective capital allocation and resulting profitability.  Our ability to successfully implement our strategy and thereby sustain our revenue growth in our strategic data segment depends on our ability to effectively allocate capital and implement our “edge out” expansion plans in a timely manner, attract new customers and upsell existing customers and respond to competition from other data service providers in existing and new markets.

The 16.3% growth in our strategic data segment revenues in 2012 as compared to the prior year was achieved primarily through increases in customer bandwidth demand, as reflected in the addition of 222 fiber to the cell sites, and an approximate 14% increase in the number of on-net buildings.  Our sales force is focused on selling into the “edge out” markets, taking advantage of increased carrier bandwidth demand, particularly for long-term fiber to the cell site contracts from wireless carriers that are deploying 4G data services, and improving penetration in existing markets.  We had fiber deployed to 148 towers at December 31, 2011 and we added 222 towers in 2012 for a total of 370 fiber to the cell sites as of December 31, 2012.  Our IP services are anchored by high speed broadband with 98% coverage and fiber-to-the-home, which passed approximately 16,500 homes as of December 31, 2012.  The fiber network provides the foundation for IP-based video services, currently up to 20 Mbps high speed Internet services and will allow us to offer future high-bandwidth applications as they evolve.

In addition to reallocating our sales resources to focus on growing data revenue by driving enterprise data and carrier data sales in our footprint, we also took certain cost reduction measures in 2012 intended to increase our ability to fund our capital investment in our data businesses.  Specifically, in the fourth quarter of 2012, we completed a cost reduction plan that involved a reduction of approximately 10% of our workforce (primarily in our legacy businesses), consolidation of certain facilities and freezing the accumulation of benefits under certain postretirement plans.  We incurred restructuring charges of $3.0 million in 2012 in connection with this plan, consisting of employee severance and termination benefits of $2.4 million and lease termination costs of $0.6 million (see Note 12 in Part II, Item 8. Financial Statements).  We do not expect to incur additional costs in 2013 related to this plan.

The remainder of our total revenue was generated by our legacy voice and access segments, which provided 31.1% and 16.3% of revenue, respectively, for the year ended December 31, 2012 and 36.5% and 18.4%, respectively, for the year ended December 31, 2011.  These businesses, in the aggregate, require limited incremental capital and personnel investment to maintain the underlying assets, and deliver reasonably predictable cash flows.  Revenue from our legacy voice and access segments declined 14.9% and 11.8%, respectively, for the year ended December 31, 2012 compared to the prior year.  This decline is the expected result of regulatory actions taken to reduce intra-state tariffs, access line loss resulting from residential wireless substitution, technology changes and product replacement by competitive voice service offerings from cable operators in our markets.

These segments provide legacy voice products and access to our network through our CLEC and RLEC operations.  Our RLECs provide service to the rural Virginia cities of Waynesboro and Covington, and portions of Alleghany, Augusta and Botetourt counties.  In 2010, we received a federal broadband stimulus award to bring broadband services and infrastructure to Alleghany County, Virginia.  The total project is $16 million, of which 50% ($8 million) is being funded by the grant from the federal government.  We commenced this project in 2010 and began offering higher speed broadband services in Alleghany County in the fourth quarter of 2010, and we have incurred $9.4 million of total project costs through December 31, 2012.  The project is required to be completed by September 30, 2015.

As of December 31, 2012, we operated approximately 110,000 CLEC lines, of which approximately 96% are business lines, and 31,200 RLEC telephone access lines.  We have experienced access line losses in each of the last three years due to cable competition, wireless substitution and the economic climate.  We lost approximately 2,000 RLEC access lines and 11,800 CLEC lines during 2012.  These line losses, coupled with mid-year 2011 rate reductions as a result of our biennial tariff filing with the FCC for one of our RLECs,  access reconfigurations and network grooming by carriers, contributed to the 14.9% and 11.8% decline in legacy voice and access revenues, respectively, from 2011 to 2012.

We anticipate further access revenue declines as a result of recent actions taken by applicable regulatory authorities, principally the FCC and the SCC.  On November 18, 2011, the FCC released an order comprehensively reforming its Universal Service Fund and intercarrier compensation systems.  In the order, the FCC determined that interstate and intrastate access charges, as well as local reciprocal compensation, should be eliminated entirely over time (see Access Charges and Universal Service in “Regulation”).  These FCC pricing reductions commenced on July 1, 2012.  However, a portion of the access revenue that we currently receive from carriers will be recovered through payments from the FCC’s newly created “Connect America Fund” (“CAF”) and from increases in charges to end user subscribers in the form of rate increases and the FCC’s newly created “Access Recovery Charge”.  These new payments and revenues were also effective July 1, 2012.  Access revenue also will continue to be negatively impacted by network grooming of carriers.  Our combined revenues from RLEC access and the USF, including the CAF in 2012 (with the USF, the “cost recovery mechanisms”), was $30.0 million ($12.3 million of which was from intra-state access revenues and $5.9 million was from cost recovery mechanisms) for 2012 and $33.0 million ($18.7 million of which was from intra-state access revenues and $5.3 million was from cost recovery mechanisms) for 2011, as compared to access revenues of $36.8 million for 2010.

Excluding the impact of asset impairment charges of $86.3 million in 2011, our operating income margins were approximately 20%, 24% and 28% for the years ended December 31, 2012, 2011 and 2010, respectively.  The decrease in the margin is primarily due to the RLEC access revenue reductions discussed above, combined with settlement of billing disputes and increased corporate expenses resulting from being an independent public company following the spin-off from NTELOS.

Market Risks

Many of the market risk factors described above which affected our results of operations in 2012 are expected to continue into 2013.

Operating Revenues

Our revenues are generated from the following segments:

•

Strategic data, which includes the following products:  enterprise data (dedicated internet, metro Ethernet, and private line), carrier data (wholesale transport and fiber to the cell site) and IP services (integrated access, DSL, broadband XL, VoIP, and IP-based video);

•	Legacy voice, which includes the following products: local lines, PRI, long distance, toll and directory services and legacy dial-up Internet services; and
•	Access, which primarily includes switched access and reciprocal compensation.

Operating Expenses

Our operating expenses are incurred from the following categories:

•

cost of sales and services, including usage-based access charges, long distance and other direct costs incurred in accessing other telecommunications providers’ networks in order to provide telecommunication services to our end-user customers, leased facility expenses for connection to other carriers and engineering and repairs and maintenance expenses related to network property, plant and equipment;

•

customer operations expenses, including marketing, product management, product advertising, selling, billing, publication of regional telephone directories, customer care, directory services, customer retention and bad debt expenses;

•

corporate operations expenses, including taxes other than income, executive services, accounting, legal, purchasing, information technology, human resources and other general and administrative expenses, including earned bonuses and equity-based compensation expense related to stock and option instruments held by employees and non-employee directors, employee separation charges for certain former officers and amortization of actuarial losses related to retirement plans;

•	depreciation and amortization, including depreciable long-lived property, plant and equipment and amortization of intangible assets where applicable;
•	accretion of asset retirement obligations;
•	gain on settlements, net; and
•	restructuring charges.

Adjusted EBITDA

Adjusted EBITDA, as defined by us, is net income (loss) attributable to Lumos Networks Corp. before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, net income attributable to noncontrolling interests, other income or expenses, equity based compensation charges, acquisition related charges, amortization of actuarial losses on retirement plans, employee separation charges, restructuring related charges, gain or loss on settlements and gain or loss on interest rate derivatives.

Adjusted EBITDA is a non-GAAP financial performance measure.  It should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with GAAP.  Management believes that Adjusted EBITDA is a standard measure of operating performance and liquidity that is commonly reported in the telecommunications industry and provides relevant and useful information to investors for comparing performance period to period and for comparing financial performance of similar companies.   Management utilizes Adjusted EBITDA internally to assess its ability to meet future capital expenditure and working capital requirements, to incur indebtedness if necessary, and to fund continued growth.  Management also uses Adjusted EBITDA to evaluate the performance of its business for budget planning purposes and as factors in the Company’s employee compensation programs.

Note 4 – Disclosures About Segments of an Enterprise and Related Information, of the Notes to Consolidated Financial Statements provides a reconciliation of Adjusted EBITDA to Operating Income (Loss) for each of the Company’s reportable operating segments.

Other Income (Expenses)

Our other income (expenses) are generated (incurred) from interest expense on debt instruments and capital lease obligations, interest expense on accounts due to NTELOS (prior to the Business Separation), loss on interest rate derivatives and other income (expense), which includes interest income and fees, expenses related to our senior secured credit facility and, as appropriate, related charges or amortization of debt issuance fees.

Income Taxes

Our income tax expense and effective tax rate increases or decreases based upon changes in a number of factors, including our pre-tax income or loss, state minimum tax assessments and non-deductible expenses.  Prior to the Business Separation, our income taxes were included in the NTELOS consolidated federal income tax return and certain unitary or consolidated state income tax returns of NTELOS.  However, our income taxes were calculated and provided for on an “as if separate” tax return basis.

Noncontrolling Interests in Losses (Earnings) of Subsidiaries

We have a partnership with a 46.3% noncontrolling interest that owns certain signaling equipment and provides service to a number of small RLECs and to TNS (an inter-operability solution provider).

Results of Operations

Year ended December 31, 2012 compared to year ended December 31, 2011

Operating revenues decreased $0.5 million, or 0.3%, from 2011 to 2012 resulting from an aggregate decrease in legacy voice and access  segment revenues of $15.7 million, largely offset by an increase in strategic data segment revenues of $15.2 million.    The $15.7 million decline in legacy voice and access segment revenues is due primarily to the loss of access lines described in the overview above, a biennial rate reduction as a result of our tariff filing with the FCC in mid-year 2011, reductions in intrastate access as part of the FCC’s access reform plan, access reconfigurations and network grooming by carriers. The growth in strategic data segment revenues was primarily driven by an increase in carrier data revenue of $10.5 million and increases in enterprise data and IP services revenues of $3.2 million and $1.5 million, respectively from 2011 to 2012.  For further details regarding these revenue fluctuations, see “Operating Revenues” below.

Operating income increased $77.6 million from a loss of $36.4 million in 2011 to income of $41.2 million in 2012 due primarily to asset impairment charges of $86.3 million recorded in 2011.  Excluding the 2011 asset impairment charges, operating income decreased $8.7 million from 2011 to 2012 due to increased operating expenses primarily due to increases in corporate expenses as a result of operating as an independent public company for the full year in 2012 combined with restructuring charges, employee separation charges and amortization of actuarial losses on benefit plans.    Variances in the individual line items on the condensed combined statements of operations are described in the operating expenses section below.

Adjusted EBITDA was $88.9 million in 2012 compared with $96.9 million in 2011.  The decrease in Adjusted EBITDA is directly attributable to the increase in operating expenses, as described above and in further detail below.

Net income attributable to Lumos Networks increased $60.3 million due in large part to the $86.3 million of asset impairment charges ($65.7 million net of tax) discussed above.  Excluding the effects of the 2011 asset impairment charges, net income attributable to Lumos Networks decreased $5.5 million, or 25.2%, from 2011 to 2012 due to the $8.7 million decrease in operating income combined with a $1.9 million increase in interest and other expenses, offset by a reduction in income tax expense of $5.2 million.

OPERATING REVENUES

The following table identifies our external operating revenues by business segment for years ended December 31, 2012 and 2011:

	Year Ended December 31,
(Dollars in thousands)	2012	2011	$ Variance	% Variance
Operating Revenues
Strategic Data:
Enterprise data	$37,630	$34,465	$3,165	9.2%
Carrier data	52,507	41,977	10,530	25.1%
IP Services	18,616	17,107	1,509	8.8%
Total Strategic Data	108,753	93,549	15,204	16.3%
Legacy Voice	64,403	75,648	(11,245)	(14.9)%
Access	33,715	38,217	(4,502)	(11.8)%
Total Operating Revenues	$206,871	$207,414	$(543)	(0.3)%

Revenues for 2012 decreased $0.5 million, or 0.3%, over 2011, as described by segment and product group below.

•	Strategic Data.
o

Enterprise Data – The 9.2% increase noted in the table above was primarily driven by increased customer bandwidth demand and an increase in on-net buildings of 13.8% from 1,051 at December 31, 2011 to 1,196 at December 31, 2012.  Revenue from our metro Ethernet product was the largest contributor, increasing $4.6 million.  This was partially offset by declines in private line revenue which primarily relates to our designing metro Ethernet solutions to existing private line customers in situations where this is the optimal solution for our customer.

o

Carrier Data – The 25.1% increase in carrier data revenue was primarily attributable to (i) increases in transport revenues resulting from increases in traffic from existing customers and expansion of our network to reach new carrier customers and (ii) increases in FTTC revenue as a result of more than doubling our fiber connections to wireless cell sites, from 148 as of December 31, 2011 to 370 as of December 31, 2012, a large portion of which were connected late in the fourth quarter and therefore expected to contribute to revenue growth in the first quarter of 2013.

o

IP Services – The 8.8% increase in IP services revenue was primarily driven by increases in high speed fiber to the premises Internet and video services and other Voice over IP (“VoIP”) services partially offset by declines in the legacy DSL products.

•

Legacy Voice.  The 14.9% decline in legacy voice revenues was primarily due to the continuing churn from the commoditization of the products in this segment, the increasing use of wireless devices and our shift in focus to VoIP (which is included in IP services revenue) and other strategic data products.

•

Access.  As noted in the overview section above, actions from regulatory authorities caused rate reductions beginning in July 2012 with further reductions occurring over the next few years, the effect of which is predicted to be more significant than experienced in prior years, particularly for the competitive access products.  The 11.8% decrease in access revenues, as noted in the table above, is attributable to these factors coupled with other factors such as network grooming by carriers.

OPERATING EXPENSES

The following table identifies our operating expenses by business segment, consistent with the table presenting operating revenues above, for the years ended December 31, 2012 and 2011:

	Year Ended December 31,
(Dollars in thousands)	2012	2011	$ Variance	% Variance
Operating Expenses
Strategic Data	$58,118	$46,331	$11,787	25.4%
Legacy Voice	49,296	54,360	(5,064)	(9.3)%
Access	10,568	9,783	785	8.0%
Operating expenses, before depreciation
and amortization and accretion of asset
retirement obligations, asset impairment
charges, equity-based compensation
expense, acquisition related charges,
Business Separation related charges,
employee separation charges,
restructuring charges, amortization of
actuarial losses and gain on
settlements, net	117,982	110,474	7,508	6.8%
Depreciation and amortization and
accretion of asset retirement obligations	39,008	43,206	(4,198)	(9.7)%
Asset impairment charges	-	86,295	(86,295)	(100.0)%
Equity-based compensation expense	3,912	2,383	1,529	64.2%
Acquisition related charges	-	71	(71)	(100.0)%
Business Separation related charges	-	1,358	(1,358)	(100.0)%
Employee separation charges (1)	2,346	-	2,346	100.0%
Restructuring charges (2)	2,981	-	2,981	100.0%
Amortization of actuarial losses (3)	1,781	-	1,781	100.0%
Gain on settlements, net (4)	(2,335)	-	(2,335)	100.0%
Total Operating Expenses	$165,675	$243,787	$(78,112)	(32.0)%

(1)

In 2012, we recorded charges of $2.3 million related to the recognition of employee separation benefits which were provided for the in the employment agreements of two executive officers who left the Company in April and December 2012.  These charges are included in corporate operations expense on the consolidated statement of operations.

(2)

In the fourth quarter of 2012, the Company completed a cost reduction plan involving an employee reduction-in-force, the consolidation of certain facilities and freezing of the accumulation of benefits under certain postretirement plans.  Restructuring charges of $3.0 million were recognized in 2012 in connection with this plan (see Note 12 in Part II, Item 8. Financial Statements).

(3)

We received an allocated portion of the total benefits expenses from NTELOS Inc. for NTELOS’s pension and other postemployment retirement plans in which we participated during the periods prior to the Business Separation.  The total allocated expense for the period January 1, 2011 through October 31, 2011 related to amortization of actuarial losses was not material.

(4)

We recognized a net pre-tax gain of approximately $2.3 million in 2012 in connection with the settlement of outstanding matters related to a prior acquisition and the settlement of an outstanding lawsuit (see Note 13 in Part II, Item 8. Financial Statements).

The following describes our operating expenses by segment (as presented in the table above) and on a basis consistent with our presentation in the consolidated statement of operations.

•

Strategic Data.  Total operating expenses allocated to our strategic data segment increased $11.8 million, or 25.4%, from 2011 to 2012 due to a $3.1 million increase in network access costs, a $2.0 million increase in network operating and engineering costs and a $6.7 million increase in other selling, general and administrative expenses.   The increases in network access and operating costs are directly attributable to the 16.3% growth in segment revenues and an investment of resources to our network operations to support future growth in our strategic data product lines.  The increase in selling, general and administrative costs is primarily attributable to additional corporate expenses as a result of operating as an independent public company for the full year in 2012.

•

Legacy Voice.    The $5.1 million, or 9.3%, decrease in total operating costs allocated to our legacy voice segment is primarily attributable to a $3.8 million decrease in network access costs and a $2.5 million decrease in network operating and engineering costs, partially offset by a $1.2 million net increase in other selling, general and administrative expenses.  The decrease in network access costs and network operating costs is due to an approximate 9% year-over-year decrease in voice lines, as reflected in the decline in segment revenues, network grooming activities and an effort to shift resources away from the legacy businesses to our strategic data product lines.  The increase in selling, general and administrative costs is primarily attributable to additional corporate expenses as a result of operating as an independent public company for the full year in 2012.

•

Access.  The increase in operating costs allocated to the access segment of our business of $0.8 million, or 8.0%, is primarily attributable to increased corporate costs for the same factors described above for the other operating segments combined with certain legal and other costs to settle carrier billing disputes, partially offset by decreases in network access costs and network operating costs due to network grooming activities and our shift in focus and resources towards our strategic data segment.

COST OF SALES AND SERVICES—Cost of sales and services increased $2.0 million, or 2.6%, over 2011.  The primary driver was increased repairs and maintenance costs of $1.9 million.  Increases in contracted services and materials and supplies also contributed to the overall increase.  These increases were partially offset by decreases in access costs and a net decrease in compensation and benefits and corporate expense allocations.

CUSTOMER OPERATIONS EXPENSES—Customer operations expenses increased $2.3 million, or 11.9%, over 2011 primarily due to increased compensation and benefits, including equity-based compensation expense and sales commissions.  These increases were partially offset by a decrease in bad debt expense.

CORPORATE OPERATIONS EXPENSES—Corporate operations expense increased $7.4 million, or 45.3% over 2011 primarily as the result of increased corporate general and administrative costs from being an independent public company for the full year.  Legal and professional fees, director fees, contracted services and insurance costs increased $3.8 million in the aggregate, primarily as a result of this.  The increase in legal and professional fees is also due to legal services provided to settle several outstanding billing disputes during the year.  The remainder of the increase is attributable to $2.3 million in employee separation charges and $1.8 million for amortization of actuarial losses on the pension and other postretirement benefit plans.

DEPRECIATION AND AMORTIZATION—Depreciation and amortization decreased $4.2 million, or 9.8%, over 2011.  This decrease is attributable to a $4.2 million decrease in amortization expense related to customer intangibles for which amortization expense is escalated in the early years of the asset lives based on these assets’ estimated pattern of benefit.

ASSET IMPAIRMENT CHARGES—In 2011, we recorded asset impairment charges which totaled $86.3 million ($65.7 million after tax) in our then RLEC segment related to the impairment of the RLEC franchise rights and goodwill ($65.4 million; $53.0 million after tax) and a $20.9 million ($12.7 million after tax) asset impairment charge related to the excess of carrying value over book value of the RLEC property, plant and equipment, customer intangible and trademarks. No asset impairment charges were recorded in 2012.

OTHER INCOME (EXPENSES)

Interest expense was $11.9 million for the year ended December 31, 2012, which was $0.1 million lower than our interest expense of $12.0 million for the year ended December 31, 2011.  Interest expense for 2012 is primarily related to the $340 million credit facility drawn on October 31, 2011 a portion of which was used to pay off the obligation to NTELOS Inc. in connection with the Business Separation.  Interest expense in 2011 is primarily related to interest charged by NTELOS for borrowings for the first ten months of the year and interest on the credit facility for the two-month period after the Business Separation.  Under the terms of the credit facility we were required to enter into an interest rate hedge for three years on 50% of the term loans.  In February 2012, we entered into a 3% interest rate cap for February 2012 through December 31, 2012 and a delayed interest rate swap agreement from December 31, 2012 through December 31, 2015.  We recorded non-cash losses of $1.9 million associated with the mark-to-market accounting for these interest rate derivatives during the year ended December 31, 2012.

INCOME TAXES

Income tax expense (benefit) for the years ended December 31, 2012 and 2011 was $11.0 million and $(4.4) million, respectively, representing the statutory tax rate applied to pre-tax income and the effects of certain non-deductible charges.  We expect our recurring non-deductible expenses to relate primarily to certain non-cash equity-based compensation.  The non-deductible goodwill impairment charge in 2011 was the main driver for changes in income taxes from 2011 to 2012.

The Company has prior year unused net operating losses (“NOLs”) totaling $10.9 million as of December 31, 2012.  The NOLs include $3.9 million that was assigned to the Company as a result of the Business Separation and are subject to an adjusted annual maximum limit due to the application of Section 382 of the Internal Revenue Code.  The Company’s NOLs, if not utilized to reduce taxable income in future periods, will expire in varying amounts from 2023 through 2031.  The Company believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

Year ended December 31, 2011 compared to year ended December 31, 2010

Operating revenues increased $61.5 million, or 42.1%, from 2010 to 2011 resulting from an increase in Competitive segment revenues of $65.9 million and partially offset by a decrease in RLEC revenues of $4.5 million.  Pro forma to include FiberNet (which is included in the Competitive segment) for the year ended December 31, 2010, total operating revenues were $213.1 million, compared to $207.4 million for the year ended December 31, 2011, representing a decrease of $5.7 million.

Pro forma Competitive segment revenues decreased $0.8 million, or 0.5%, from 2010 to 2011 primarily from declines in voice and other products related to FiberNet operations, partially offset by increased revenues from enterprise data and carrier data services.  As noted above, RLEC segment revenues declined $4.5 million from the prior year due primarily to the loss of access lines described in the overview above, a biennial reset (reduction) of our interstate access rates in the third quarter of 2011 and revenue reductions related to interexchange carrier network grooming.

Operating income decreased $77.5 million from income of $41.1 million in 2010 to a loss of $36.4 million in 2011 due primarily to $86.3 million of asset impairment charges recorded in 2011, as described in the overview section above.  Excluding the 2011 asset impairment charges, operating income increased $8.8 million from 2010 to 2011 due to the $61.5 million increase in revenue discussed above, partially offset by an increase in operating expenses of $52.7 million.  Operating expenses for 2011 include $58.9 million of operating expenses from FiberNet, while operating expenses for 2010 include $4.9 million of operating expenses from FiberNet, representing one month of expenses post-acquisition.  Excluding the operating expenses from FiberNet and the aforementioned asset impairment charges, operating expenses were down 1.3% from 2010 to 2011.  Variances in the individual line items on the condensed combined statements of operations are described in the operating expenses section below.

Adjusted EBITDA was $96.9 million in 2011 compared with $77.1 million in 2010.  The increase in Adjusted EBITDA is attributable to the $61.5 million increase in revenues partially offset with a $41.6 million increase in operating expenses, as described in further detail below.

Net income attributable to Lumos Networks decreased $64.8 million due in large part to the $86.3 million of asset impairment charges ($65.7 million net of tax) discussed above.  Excluding the effects of the 2011 asset impairment charges, net income attributable to Lumos Networks increased $0.9 million, or 4.5%, from 2010 to 2011 as the $8.8 million increase in operating income was primarily offset by (1) $6.2 million increase in interest expense related to the additional debt from NTELOS Inc. incurred in December 2010 to fund the FiberNet acquisition and interest related to our $340 million borrowing under our senior secured credit facility on October 31, 2011 in connection with the Business Separation (see Note 5 in Part II, Item 8. Financial Statements and Supplementary Data) and (2) $1.7 million increase in income tax expense.

OPERATING REVENUES

The following table identifies our external operating revenues by business segment for the years ended December 31, 2011 and 2010:

	Year Ended December 31,
(Dollars in thousands)	2011	2010	$ Variance	% Variance
Operating Revenues
Competitive	$154,397	$88,471	$65,926	74.5%
RLEC	53,017	57,493	(4,476)	(7.8)%
Total Operating Revenues	$207,414	$145,964	$61,450	42.1%

Revenues for 2011 increased $61.5 million, or 42.1%, over 2010, with revenues from the Competitive segment increasing approximately 75% driven by the new revenues from FiberNet.  Pro forma to include FiberNet for the year ended December 31, 2010, total revenues decreased by $5.6 million, or 2.6%, as described by segment below.

•

Competitive Revenues.  Competitive revenues, pro forma to include FiberNet for year ended December 31, 2010, decreased $0.8 million, or 0.5%, from 2010 to 2011.  This decrease was primarily due to a $7.5 million decline in voice and long distance revenues, principally associated with FiberNet, and a $2.6 million decline in other non-strategic revenues, including dial-up Internet and reciprocal compensation.  These decreases were partially offset by increased revenues from Enterprise Data and Residential and Small Business Broadband services of $4.4 million over 2010 and a $4.9 million increase in wholesale revenues over 2010.

•

RLEC Revenues. RLEC revenues decreased $4.8 million, or 8.4%, from 2010 to 2011 primarily due to decreased access and local service revenues resulting from a 6.3% decrease in access lines.  Also contributing to the decrease was network grooming by our carrier customers with whom we interconnect and for whom we provide access services.  Finally, on July 1, 2011, our interstate access rates were subject to a biennial reset (reduction), which resulted in a $1.2 million reduction in revenue during the second half of 2011.

Access lines totaled approximately 33,200 as of December 31, 2011 and approximately 35,400 as of December 31, 2010, a 2,200 line decline.  This access line loss is reflective of residential wireless substitution, the effect of current economic conditions on businesses and competitive voice service offerings from cable operators in our RLEC markets.

OPERATING EXPENSES

The following table identifies our operating expenses by business segment, consistent with the table presenting operating revenues above, for the years ended December 31, 2011 and 2010:

	Year Ended December 31,
(Dollars in thousands)	2011	2010	$ Variance	% Variance
Operating Expenses
Competitive	$94,045	$51,155	$42,890	83.8%
RLEC	16,429	17,755	(1,326)	(7.5)%
Operating expenses, before depreciation
and amortization and accretion of
asset retirement obligations, asset
impairment charges, equity-based
compensation expense, acquisition
related charges and Business Separation
related charges	110,474	68,910	41,564	60.3%
Depreciation and amortization and
accretion of asset retirement obligations	43,206	31,376	11,830	37.7%
Asset impairment charges	86,295	-	86,295	100.0%
Equity-based compensation expense	2,383	1,529	854	55.9%
Acquisition related charges	71	3,020	(2,949)	(97.6)%
Business Separation related charges	1,358	-	1,358	100.0%
Total Operating Expenses	$243,787	$104,835	$138,952	132.5%

The following describes our operating expenses by segment and on a basis consistent with our financial statement presentation.

•

Competitive -  The increase noted in the table above was driven by a $42.7 million increase in expenses related to our FiberNet operations, which increase reflects the inclusion of FiberNet for the full twelve months of 2011 as opposed to one month in 2010 as a result of the acquisition of FiberNet in December 2010.

•

RLEC - The decrease of $1.3 million was driven primarily by a reduction in corporate expense allocations which have been shifted to the Competitive segment which is a reflection of the change in the relative sizes of the segments.

COST OF SALES AND SERVICES— Cost of sales and services increased $32.1 million, or 69.1%, over 2010.  FiberNet accounted for $31.5 million of this increase.  Other expenses contributing to the net increase was access expense and compensation and benefits. We expect network expenses related to the original FiberNet customer base to decline due to churn of residential and other narrowband customers and as we groom this network by pruning leased facilities and by servicing more customers on our network to eliminate lease access expenses and improve the quality of the service.

CUSTOMER OPERATIONS EXPENSES— Customer operations expenses increased $6.3 million, or 47.6%, over 2010 primarily due to FiberNet. The remainder of the increase is primarily attributable to increased compensation and benefits, including equity-based compensation expense and sales commissions.  These increases were partially offset by a decrease in directory expenses.

CORPORATE OPERATIONS EXPENSES— Corporate operations expense increased $2.4 million, or 17.7% over 2010.  Included in this increase is an increase of $4.5 million in expenses related to FiberNet.  Also included in the increase over 2010 are charges of $1.4 million incurred during 2011 related to the Business Separation, and increases in compensation and benefits, including equity-based compensation expense.  Partially offsetting these increases was a decrease of $2.9 million from 2010 representing charges incurred during 2010 for the acquisition of FiberNet. Also decreasing from 2010 to 2011 were legal and professional fees allocated from NTELOS.

DEPRECIATION AND AMORTIZATION EXPENSES— Depreciation and amortization increased $11.7 million, or 37.4%, over 2010.  This increase is primarily attributable to a $63.1 million increase in average depreciable assets (20%) due to the increase from the FiberNet acquisition and the $61.5 million of 2011 capital expenditures and a $6.8 million increase in amortization expense.  The increases in amortization expense related to the addition of customer and other amortizable intangible assets from the FiberNet acquisition, a majority of the amortization expense for which is escalated in the early years of the asset lives based on these assets’ estimated pattern of benefit.

ASSET IMPAIRMENT CHARGES – In 2011, we recorded asset impairment charges which totaled $86.3 million ($65.7 million after tax) in its RLEC segment related to the impairment of the RLEC franchise rights and goodwill ($65.4 million; $53.0 million after tax) due to the aforementioned significant future access revenue decline related to interconnection carrier’s network grooming and the regulatory rate reform.  Additionally, we recorded a $20.9 million ($12.7 million after tax) asset impairment charge related to the excess of carrying value over book value of the RLEC property, plant and equipment, customer intangible and trademarks on the date of the transfer.

OTHER INCOME (EXPENSES)

Interest expense for the years ended December 31, 2011 and 2010 was $12.0 million and $5.8 million, respectively, a $6.2 million, or 109%, increase.  This increase was due primarily to the increase in the obligation to NTELOS Inc. on December 1, 2010 relating to the FiberNet acquisition and the $340 million new credit facility drawn on October 31, 2011, a portion of which was used to pay off the obligation to NTELOS Inc. in connection with the Business Separation.

INCOME TAXES

Income tax expense (benefit) for the years ended December 31, 2011 and 2010 was $(4.4) million and $14.5 million, respectively, representing the statutory tax rate applied to pre-tax income and the effects of certain non-deductible compensation.

Quarterly Results

The following table sets forth selected unaudited consolidated quarterly statement of operations data for each of the quarters in 2012 and 2011.  This unaudited information has been prepared on substantially the same basis as our consolidated financial statements appearing elsewhere in this report and includes all adjustments (consisting of normal recurring adjustments) we believe necessary for a fair statement of the unaudited consolidated quarterly data.  The unaudited consolidated quarterly statement of operations data should be read together with the consolidated financial statements and related notes thereto included elsewhere in this report.  The results for any quarter are not necessarily indicative of results for any future period, and you should not rely on them as such.

Summary Operating Results (Unaudited)	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands, except per share amounts)	2012	2012	2012	2012	2011	2011	2011	2011
Operating Revenues
Strategic Data	$28,999	$27,352	$26,531	$25,871	$25,046	$23,704	$22,839	$21,960
Legacy Voice	15,399	16,074	16,186	16,744	17,785	18,619	19,212	20,032
Access	8,281	8,551	8,086	8,797	8,276	9,278	10,011	10,652
Total Operating Revenues	52,679	51,977	50,803	51,412	51,107	51,601	52,062	52,644

Operating Expenses
Strategic Data	15,370	14,772	14,201	13,775	12,747	11,568	10,967	11,049
Legacy Voice	11,564	12,267	12,785	12,680	13,103	13,054	13,588	14,615
Access	2,534	2,657	2,711	2,666	2,253	2,332	2,482	2,716
Operating expenses, before depreciation and
amortization and accretion of asset
retirement obligations, asset impairment
charges, equity-based compensation
expense, acquisition related charges,
Business Separation related charges,
employee separation charges, restructuring
charges, amortization of actuarial
losses, and gain on settlements, net	29,468	29,696	29,697	29,121	28,103	26,954	27,037	28,380
Depreciation and amortization and accretion
of asset retirement obligations	11,242	9,682	8,834	9,250	10,217	10,934	11,025	11,030
Asset impairment charges	-	-		-	86,295	-	-	-
Equity-based compensation expense	1,025	1,099	777	1,011	237	784	674	688
Acquisition related charges	-	-	-	-	1	(10)	39	41
Business Separation related charges	-	-	-	-	1,358	-	-	-
Employee separation charges	271	40	2,035	-	-	-	-	-
Restructuring charges	2,981	-	-	-	-	-	-	-
Amortization of actuarial losses	445	446	445	445	-	-	-	-
Gain on settlements, net	-	(2,335)	-	-	-	-	-	-
Total Operating Expenses	45,432	38,628	41,788	39,827	126,211	38,662	38,775	40,139
Operating Income (Loss)	7,247	13,349	9,015	11,585	(75,104)	12,939	13,287	12,505

Other Income (Expenses)
Interest expense	(2,941)	(3,064)	(2,929)	(2,987)	(3,153)	(2,559)	(2,563)	(3,718)
(Loss) gain on interest rate derivatives	(1,343)	(263)	(438)	146	-	-	-	-
Other income (expense)	26	24	23	8	32	66	(7)	14
Total Other Income (Expenses)	(4,258)	(3,303)	(3,344)	(2,833)	(3,121)	(2,493)	(2,570)	(3,704)
Income (Loss) Before Income Taxes	2,989	10,046	5,671	8,752	(78,225)	10,446	10,717	8,801

Income Tax Expense (Benefit)	1,025	3,589	2,953	3,443	(16,527)	4,249	4,157	3,738
Net Income (Loss)	1,964	6,457	2,718	5,309	(61,698)	6,197	6,560	5,063
Net (Income) Loss Attributable to
Noncontrolling Interests	(28)	(115)	57	(22)	35	(2)	(37)	(48)
Net Income (Loss) Attributable to Lumos
Networks Corp.	$1,936	$6,342	$2,775	$5,287	$(61,663)	$6,195	$6,523	$5,015

Basic and Diluted Earnings (Loss) per Common
Share Attributable to Lumos Networks Corp.
Stockholders (Pro Forma and Unaudited for 2011):

Earnings (loss) per share - basic(1)	$0.09	$0.30	$0.13	$0.25	$(2.96)	$0.30	$0.31	$0.24
Earnings (loss) per share - diluted (1)	$0.09	$0.30	$0.13	$0.25	$(2.96)	$0.30	$0.31	$0.24

Weighted average shares outstanding - basic (1)	21,047	20,992	20,942	20,850	20,815	20,815	20,815	20,815
Weighted average shares outstanding - diluted (1)	21,517	21,471	21,398	21,237	20,815	20,815	20,815	20,815

Cash Dividends Declared per Share -
Common Stock	$0.14	$0.14	$0.14	$0.14	$0.14	$-	$-	$-

(1)

Basic earnings (loss) per share for the quarter ended December 31, 2011 is computed by dividing net loss for the quarter by the weighted average number of common shares outstanding during the two month post-Business Separation period beginning November 1, 2011 and ending December 31, 2011.  Diluted earnings (loss) per share is calculated in a similar manner, but includes the dilutive effect of actual stock options and restricted shares outstanding as of December 31, 2011.  Since these securities are anti-dilutive, they are excluded from the calculation of earnings per share.  Prior to the Business Separation, we did not have any common stock outstanding.

Liquidity and Capital Resources

For the years ended December 31, 2012 and 2011, our working capital requirements, capital expenditures (excluding acquisitions) and cash dividends were funded by cash on hand and net cash provided from operating activities.

As of December 31, 2012, we had $394.8 million in aggregate long term liabilities, consisting of $304.3 million in borrowings under our Credit Facility ($311.0 million including the current portion) and $90.5 million in other long-term liabilities, inclusive of deferred income tax liabilities of $56.0 million, pension and other postretirement obligations of $30.4 million and other long-term liabilities of $4.1 million.  Our credit agreement also includes a revolving credit facility of $60 million (the “Revolver”), approximately $56.5 million of which is available for our working capital requirements and other general corporate purposes as of December 31, 2012.

In addition to the Credit Facility, we have also entered into capital leases on vehicles and equipment with original lease terms of four to five years.  In addition, we had $0.6 million of capital leases primarily on telephony equipment with the FiberNet acquisition, which were paid in full in the fourth quarter of 2012 in connection with a sale of the related assets.  As of December 31, 2012, the total net present value of our future minimum lease payments is $1.2 million and the principal portion of these capital lease obligations is due as follows:  $0.4 million in 2013, $0.3 million in 2014, $0.3 million in 2015, $0.2 million in 2016 and less than $0.1 million thereafter.

We have a maximum distributable amount under the terms of our credit agreement that can be used to make certain restricted payments including dividends.  The distributable amount was initially set at $5 million on the date of funding and is increased every January 1st by the greater of $12 million or 75% of excess cash flow, as defined.  Based on the excess cash flow calculation for the year ended December 31, 2012, the distributable amount was increased by $12 million on January 1, 2013.  The distributable amount as of December 31, 2012 was $5.1 million.

Under the credit agreement governing the Credit Facility,  we are also bound by certain financial covenants.  Noncompliance with any one or more of the debt covenants may have an adverse effect on our financial condition or liquidity in the event such noncompliance cannot be cured or should we be unable to obtain a waiver from the lenders of the Credit Facility.  As of December 31, 2012, we are in compliance with all of our debt covenants, and our ratios at December 31, 2012 are as follows:

	Actual	Covenant Requirement at December 31, 2012
Total debt outstanding to EBITDA (as defined in the credit agreement)	3.50	Not more than 4.00
Minimum interest coverage ratio	8.00	Not less than 3.25

During the year ended December 31, 2012, net cash provided by operating activities was $72.2 million.  Net income during this period was $16.4 million which included  $53.3 million of depreciation, amortization, deferred taxes and other non-cash charges (net).  Total net changes in operating assets and liabilities provided $2.4 million.  The principal changes in operating assets and liabilities from December 31, 2011 to December 31, 2012 were as follows: accounts receivable decreased $0.2 million; current assets increased  $3.5 million;   changes in income taxes provided $0.1 million; accounts payable and other current liabilities increased $5.6 million (primarily related to the $2.7 million of restructuring costs accrued at December 31, 2012 and increases in operating taxes of $1.2 million).

During the year ended December 31, 2011, net cash provided by operating activities was $82.9 million.  Net loss during this period was $43.9 million which included $120.3 million of depreciation, amortization, asset impairment charges, deferred taxes and other non-cash charges (net).  Total net changes in operating assets and liabilities provided $6.5 million.  The principal changes in operating assets and liabilities from December 31, 2010 to December 31, 2011 were as follows: accounts receivable increased $2.1 million; current assets decreased $0.3 million;  changes in income taxes provided $3.7 million; accounts payable and other current liabilities increased $5.0 million primarily related to the $3.0 million dividend that was payable as of December 31, 2011 and retirement benefit contributions and distributions totaled $0.5 million.

Our cash flows used in investing activities for the year ended December 31, 2012 were $56.3 million, of which approximately $59.9 million was used for the purchase of property and equipment,  comprised of  (i) $44.7 million for success-based customer and network expansion, (ii) $7.1 million for infrastructure upgrades and network sustainment, and (iii) $8.1 million for IT and facility related projects.  Our net cash flows used in investing activities for the year ended December 31, 2012 also included proceeds on the sale of the assets of the former FiberNet managed services business of $0.8 million, $2.3 million received from Rural Utilities Service (“RUS”) for reimbursement of the grant portion of capital spent on the projects and the return of $2.3 million of the required pledged deposit, $1.4 million of capital spending on the RUS project for which RUS is obligated to reimburse us and $0.3 million used to purchase the Lumos Networks trade name (see Note 3 in Part II, Item 8. Financial Statements and Supplementary Data).

Our cash flows used in investing activities for the year ended December 31, 2011 were $62.8 million, of which approximately $61.5 million was used for the purchase of property and equipment comprised of (i) $18.9 million for the FiberNet network infrastructure and integration, (ii) $22.3 million for success-based customer and network expansion, (iii) $14.3 million for infrastructure upgrades and network sustainment, (iv) $3.7 million for expansion and upgrades related to the RUS grant, and (v) $2.3 million for IT and facilities renovations associated with the Business Separation.  Our cash flows used in investing activities for the year ended

December 31, 2011 also included $1.0 million received from Rural Utilities Service (“RUS”) for reimbursement of the grant portion of capital spent on the projects and the return of a portion of the required pledged deposit and $2.2 million of capital spending on the RUS project for which RUS is obligated to reimburse us.

We currently expect capital expenditures for 2013 to be in the range of $65 million to $70 million.  These capital expenditures will be targeted to leverage our extensive investment in our fiber network backbone and fiber rings with enterprise customer fiber builds, fiber to the cell site deployments and other wholesale revenue opportunities with attractive return on investment profiles.  Additionally, we will provide normal network facility upgrades for our RLEC and CLEC operations, and fund fiber deployment in the RLEC territory related to an infrastructure upgrade to offer, among other services, continued deployment of fiber-to-the-home and growth in IPTV-based video subscribers and revenues.  A portion of our capital expenditures for 2013 are also expected to be devoted to internal business system upgrades and enhancements.

Net cash used in financing activities for the year ended December 31, 2012 aggregated $26.4 million, which primarily represents the following:

•	$11.5 million of repayments (net) under the revolving credit facility;
•	$2.0 million repayments on our Credit Facility;
•	$12.0 million used to pay cash dividends on our common stock;
•	$1.5 million payments under capital lease obligations; and
•	$0.6 million provided by other financing activities.

Net cash used in financing activities for the year ended December 31, 2011 aggregated $10.1 million, which primarily represents the following:

•	$340.0 million of proceeds from issuance of long-term debt;
•	$315.0 million paid to NTELOS Inc. associated with the Business Separation;
•	$14.4 million net repayments to NTELOS Inc. prior to the Business Separation;
•	$14.4 million net repayments to NTELOS Inc. prior to the Business Separation;
•	$4.9 million used to pay debt issuance costs;
•	$15.5 million repayments on our Credit Facility; and
•	$0.3 million payments under capital lease obligations and $0.1 million of other financing activities.

As of December 31, 2012, we had approximately $5.3 million in cash and restricted cash and negative working capital (current assets minus current liabilities) of approximately $17.3 million.  All of the cash on hand at December 31, 2012 represents previously mentioned pledge deposits for our RUS grant.  We have a swingline arrangement with our primary commercial bank which is part of the total $60 million revolving credit facility.  This facility is automatically drawn on or paid down based on cash inflows and outflows from our master cash account which serves to minimize the cost of capital.

Our RLEC paid dividends of $14.1 million to NTELOS Inc., a subsidiary of NTELOS, in the year ended December 31, 2011  in accordance with the requirements of NTELOS Inc.’s senior secured credit facility.  After the Business Separation, the RLEC is no longer a subsidiary of NTELOS Communications Inc. and began paying intercompany dividends to us in accordance with the Credit Facility.  The RLEC paid $19.4 million of dividends to us during the year ended December 31, 2012, all of which were eliminated in consolidation.

As discussed in previously in Regulation and this Management’s Discussion and Analysis, certain events and actions taken by the FCC and telecommunication carriers that we interconnect with are projected to have a significant negative impact on our future cash flows from RLEC access.  However, we believe that the growth of our cash flows in the strategic data segment will offset the decline in the RLEC access cash flows over time.  With our focus on strategic data products, which comprised 53% of total revenues for 2012, we expect to achieve year-over-year revenue growth in 2013, which will, in turn, contribute to our overall cash flow growth.

We expect that our cash flows from operations coupled with cash available from the Revolver are sufficient to satisfy our foreseeable working capital requirements, capital expenditures, dividend payments and debt service requirements for the next 12 months.  However, if we determine to increase the level of success-based capital expenditures in support of enterprise and carrier data revenue growth, we will increase borrowings against our Revolver by more than originally anticipated and could seek additional financing.  We may explore financing options in 2013.  We cannot be sure that we can obtain additional financing on favorable terms, if at all.  Additional equity financing may dilute our stockholders, and debt financing, if available, may restrict our ability to declare and pay dividends and raise future capital.  If we are unable to obtain additional needed financing, it may prohibit us from making these capital expenditures or making other investments in our business, which could materially and adversely affect our results of operations by limiting our growth potential.

On February 23, 2012, our Board of Directors declared a quarterly cash dividend on our common stock in the amount of $0.14 per share, which was paid on April 12, 2012 to stockholders of record on March 14, 2012 and totaled $3.0 million.  On April 26, 2012, our board of directors declared a quarterly dividend on our common stock in the amount of $0.14 per share, which was paid on July 12, 2012 to stockholders of record on June 14, 2012 and totaled $3.0 million.  On August 2, 2012, our Board of Directors declared a quarterly dividend on our common stock in the amount of $0.14 per share, which was paid on October 12, 2012 to stockholders of record on September 14, 2012 and totaled $3.0 million.  On November 1, 2012, our Board of Directors declared a quarterly dividend on our common stock in the amount of $0.14 per share, which was paid on January 11, 2013 to stockholders of record on December 14, 2012 and totaled $3.0 million.    On February 27, 2013, our Board of Directors declared a quarterly cash dividend on our common stock in the amount of $0.14 per share, to be paid on April 11, 2013.

Under the tax matters agreement entered into between us and NTELOS, we are generally required to indemnify NTELOS against any tax resulting from the Distribution to the extent that such tax resulted from any of the following events (among others): (1) an acquisition of all or a portion of our stock or assets, whether by merger or otherwise, (2) any negotiations, understandings, agreements or arrangements with respect to transactions or events that cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest in Lumos Networks, (3) certain other actions or failures to act by us, or (4) any breach by us of certain of our representations or undertakings.  Our indemnification obligations to NTELOS and its subsidiaries, officers and directors are not limited by any maximum amount.

Pursuant to the separation and distribution agreement and certain other agreements with NTELOS, NTELOS agreed to indemnify us from certain liabilities, and we agreed to indemnify NTELOS for certain liabilities.

After considering the cost to service the Credit Facility as well as fund the anticipated level of capital expenditures and fund other routine items such as income taxes, interest and scheduled principal payments, we anticipate that we will generate sufficient cash flow to enable us to pay a regular quarterly dividend.  All decisions regarding the declaration and payment of dividends will be at the discretion of our board of directors and will be evaluated from time to time in light of our financial condition, earnings, growth prospects, funding requirements and restrictions under our credit agreement, applicable law and other factors our board deems relevant.

Contractual Obligations and Commercial Commitments

We have contractual obligations and commercial commitments that may affect our financial condition.  The following table summarizes our significant contractual obligations and commercial commitments as of December 31, 2012:

	Payments Due by Period
(In thousands)	Total (2)	Less than one year	Two to three years	Four to five years	After five years
Long-term debt obligations (1),(3)	$311,022	$7,500	$20,500	$283,022	$-
Capital lease obligations (3)	1,203	400	611	193	-
Operating lease obligations	5,376	950	1,525	1,186	1,715
Purchase obligations	$6,621	$6,621	$-	$-	$-

 (1)            Represents the borrowings under the Credit Facility (see Note 5 in Part II, Item 8. Financial Statements and Supplementary Data).

(2)            Excludes certain benefit obligation projected payments under our qualified and non-qualified pension and other post retirement benefit plans (see Note 11 in Part II, Item 8. Financial Statements and Supplementary Data).

(3)            Excludes interest.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements or financing activities with special purpose entities.

Critical Accounting Policies and Estimates

The fundamental objective of financial reporting is to provide useful information that allows a reader to comprehend our business activities.  To aid in that understanding, management has identified our critical accounting policies for discussion herein.  These policies have the potential to have a more significant impact on our financial statements, either because of the significance of the financial statement item to which they relate, or because they require judgment and estimation due to the uncertainty involved in measuring, at a specific point in time, events which are continuous in nature.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, Lumos Networks Operating Company, a wholly-owned subsidiary of the Company, and all of Lumos Networks Operating Company’s wholly-owned subsidiaries and those limited liability corporations where Lumos Networks Operating Company or certain of its subsidiaries, as managing member, exercised control.  All significant intercompany accounts and transactions have been eliminated.

For all periods prior to the Business Separation on October 31, 2011, the consolidated financial statements principally represent the financial results reflected by NTELOS constituting the companies comprising the then Competitive and RLEC wireline segments.  These financial results as of and for the periods prior to the date of the Business Separation have been adjusted to reflect certain corporate expenses which were not previously allocated to the segments.  These allocations primarily represent corporate support functions, including but not limited to accounting, human resources, information technology and executive management, as well as corporate legal and professional fees, including audit fees, and equity-based compensation expense related to equity-based awards granted to employees in corporate support functions.  We believe that these costs would not have been materially different had they been calculated on a standalone basis.  However, such expenses are not indicative of the actual level of expense and exclude certain expenses that would have been incurred by us if we had operated as an independent, publicly traded company nor are they comparable to the expenses incurred in 2012.  As such, the financial information herein may not necessarily reflect our financial position, results of operations, and cash flows in the future or what it would have been had we been an independent, publicly traded company through October 31, 2011.

Revenue Recognition

We recognize revenue when services are rendered or when products are delivered, installed and functional, as applicable.  Certain of our services require payment in advance of service performance.  In such cases, we record a service liability at the time of billing and subsequently recognize revenue ratably over the service period. We bill customers certain transactional taxes on service revenues.  These transactional taxes are not included in reported revenues as they are recognized as liabilities at the time customers are billed.

We earn revenue by providing services through access to and usage of our networks.  Local service and airtime revenues are recognized as services are provided.  Carrier data revenues are earned by providing switched access and other switched and dedicated services, including wireless roamer management, to other carriers.  Revenues for equipment sales are recognized at the point of sale.

We periodically make claims for recovery of access charges on certain minutes of use terminated by us on behalf of other carriers. We  recognize revenue in the period when it is determined that the amounts can be estimated and collection is reasonably assured.

Trade Accounts Receivable

We sell our services to business, residential and telecommunication carrier customers primarily in Virginia, West Virginia and in parts of Maryland, Pennsylvania, Ohio and Kentucky.  We have credit and collection policies to maximize collection of trade receivables and we require deposits on certain sales.  We maintain an allowance for doubtful accounts based on historical results, current and expected trends and changes in credit policies.  Management believes the allowance adequately covers all anticipated losses with respect to trade receivables.  Actual credit losses could differ from such estimates.

Property, Plant and Equipment and Other Long-Lived Assets (Excluding Goodwill and Indefinite-Lived Intangible Assets)

Property, plant and equipment, finite-lived intangible assets and long-term deferred charges are recorded at cost and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be evaluated pursuant to the subsequent measurement guidance described in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 360-10-35.  Impairment is determined by comparing the carrying value of these long-lived assets to management’s best estimate of future undiscounted cash flows expected to result from the use of the assets.  If the carrying value exceeds the estimated undiscounted cash flows, the excess of the asset’s carrying value over the estimated fair value is recorded as an impairment charge.

In 2011, the Company determined that the fair value of the RLEC segment assets, including property, plant and equipment and finite-lived intangible assets, was lower than the carrying value as a result of the revaluation of assets performed in connection with the Business Separation as of October 31, 2011.  Accordingly, an impairment charge was recorded for $20.9 million ($12.7 million net of tax).

The Company believes that no impairment indicators exist as of December 31, 2012 that would require it to perform impairment testing for long-lived assets, including property, plant and equipment, long-term deferred charges and finite-lived intangible assets to be held and used.

Depreciation of property, plant and equipment is calculated on a straight-line basis over the estimated useful lives of the assets, which we review and update based on historical experiences and future expectations.  Buildings are depreciated over a 50-year life and leasehold improvements, which are categorized in land and buildings, are depreciated over the shorter of the estimated useful lives or the remaining lease terms.  Network plant and equipment are depreciated over various lives from 3 to 50 years, with a weighted average life of approximately 14 years.  Furniture, fixtures and other equipment are depreciated over various lives from 2 to 24 years.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill and franchise rights are considered to be indefinite-lived intangible assets.  Indefinite-lived intangible assets are not subject to amortization but are instead tested for impairment annually or more frequently if an event indicates that the asset might be impaired.

We assess the recoverability of indefinite-lived assets annually on October 1 and whenever adverse events or changes in circumstances indicate that impairment may have occurred.

We use a two-step process to test for goodwill impairment.  Step one requires a determination of the fair value of each of the reporting units and, to the extent that this fair value of the reporting unit exceeds its carrying value (including goodwill), the step two calculation of implied fair value of goodwill is not required and no impairment loss is recognized.  In testing for goodwill impairment, we utilize a combination of a discounted cash flow model and an analysis which allocates enterprise value to the reporting units.  Our annual testing is performed as of October 1 of each year.

In 2011, we recorded a $65.4 million asset impairment charge ($53.0 million after tax) after concluding that both the RLEC goodwill and franchise rights intangible asset were fully impaired.  We determined that there was no impairment of the Competitive segment goodwill in 2011.

In 2012, we adopted FASB Accounting Standards Update (“ASU”) 2011-08, Intangibles – Goodwill and Other (Topic 350):  Testing Goodwill for Impairment, which permits an entity to take a qualitative approach to determining whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount before applying the two-step quantitative goodwill impairment test promulgated by FASB ASC Topic 350.  After a preliminary assessment of quantitative factors we elected not to use this option for our 2012 testing and applied the two-step quantitative process as described above.  Based on the results of this annual impairment testing performed as of October 1, 2012, we determined that the fair value of the Competitive segment reporting unit substantially exceeds its carrying amount and that no impairment exists.

Pension Benefits and Retirement Benefits Other Than Pensions

We sponsor a non-contributory defined benefit pension plan (“Pension Plan”) covering all employees who meet eligibility requirements and were employed by NTELOS Inc. prior to October 1, 2003.  The Pension Plan was closed to NTELOS Inc. employees hired on or after October 1, 2003.  Pension benefits vest after five years of plan service and are based on years of service and an average of the five highest consecutive years of compensation subject to certain reductions if the employee retires before reaching age 65 and elects to receive the benefit prior to age 65.

Effective December 31, 2012, the Company froze the Pension Plan in conjunction with a cost reduction plan that was announced in mid-December 2012 and also included an employee reduction-in-force and consolidation of certain facilities.  As such, no further benefits will be accrued by plan participants for services rendered after this date.

Sections 412 and 430 of the Internal Revenue Code and ERISA Sections 302 and 303 establish minimum funding requirements for defined benefit pension plans. The minimum required contribution is generally equal to the target normal cost plus the shortfall amortization installments for the current plan year and each of the six preceding plan years less any calculated credit balance. If plan assets (less calculated credits) are equal to or exceed the funding target, the minimum required contribution is the target normal cost reduced by the excess funding, but not below zero. Our policy is to make contributions to stay at or above the threshold required in order to prevent benefit restrictions and related additional notice requirements and is intended to provide for benefits to be paid in the future.  Also, we have nonqualified pension plans that are accounted for similar to its Pension Plan.

We provide certain health care and life benefits for retired employees that meet eligibility requirements.  We have two qualified nonpension postretirement benefit plans.  The health care plan is contributory, with participants’ contributions adjusted annually.  The life insurance plan is also contributory.  These obligations, along with all of the pension plans and other post retirement benefit plans, are assumed by us.  Eligibility for the life insurance plan is restricted to active pension participants age 50-64 as of January 5, 1994.  Neither plan is eligible to employees hired after April 1993.  The accounting for the plans anticipates that we will maintain a consistent level of cost sharing for the benefits with the retirees. Our share of the projected costs of benefits that will be paid after retirement is generally being accrued by charges to expense over the eligible employees’ service periods to the dates they are fully eligible for benefits.

We also sponsor a contributory defined contribution plan under Internal Revenue Code Section 401(k) for substantially all employees.  Our policy is to match 100% of each participant’s annual contributions for contributions up to 1% of each participant’s annual compensation and 50% of each participant’s annual contributions up to an additional 5% of each participant’s annual compensation.  Company contributions vest after two years of service.  We fund our 401(k) matching contributions in shares of our common stock.

Income Taxes

Deferred income taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.  We accrue interest and penalties related to unrecognized tax benefits in interest expense and income tax expense, respectively.  Prior to the Business Separation, our income taxes were included in the NTELOS consolidated federal income tax return and certain unitary or consolidated state income tax returns of NTELOS Holdings Corp.  However, our income taxes were calculated and provided for on an “as if separate” tax return basis.

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS.  ASU No. 2011-04 was issued concurrently with IFRS 13, Fair Value Measurement, to provide largely identical guidance about fair value measurement and disclosure requirements.  The new standards do not extend the use of fair value but, rather, provide guidance on how fair value should be applied where it already is required or permitted under IFRS or U.S. GAAP.  For U.S. GAAP, most of the changes are clarifications of existing guidance or wording changes to align with IFRS 13.  This ASU was effective for the Company as of January 1, 2012.  This pronouncement did not have a material impact on our valuation techniques and related inputs.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220):  Presentation of Comprehensive Income.  This ASU increases the prominence of other comprehensive income in financial statements.  Under this ASU, an entity has the option to present the components of net income and comprehensive income in either one or two consecutive financial statements.  The ASU eliminates the option in U.S. GAAP to present other comprehensive income in the statement of changes in equity.  An entity should apply this ASU retrospectively.  This ASU was effective for the Company as of January 1, 2012.  We have complied with the requirements of this pronouncement by providing a consolidated statement of comprehensive income (loss), which follows the consolidated statement of operations in this annual report on Form 10-K.

In September 2011, the FASB issued ASU 2011-08, Intangibles – Goodwill and Other (Topic 350):  Testing Goodwill for Impairment.  This ASU permits an entity to make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount before applying the two-step goodwill impairment test.  If an entity can support the conclusion that it is not more than likely than not that the fair value of a reporting unit is less than its carrying amount, it would not need to perform the two-step impairment test for that reporting unit.  This ASU was effective for the Company as of January 1, 2012.  We considered the provisions of this ASU during our annual goodwill impairment testing performed as of October 1, 2012, however there were no significant changes to our methods employed or the conclusions reached as a result of adopting this standard in 2012.